Exhibit 99.1

November 23, 2021

Dear Shareholder,

I want to bring you up to date on recent developments at Andover since my last letter in October. Over the last month, we have been active on a number of fronts to accelerate our development and profitability.

We disclosed earlier this month that we parted ways with one of our founding partners, Jeffrey Piermont. As a result of our status as founding partners of Andover, Jeff, and I both held a separate class of shares (the Class B Common Stock) which gave us special voting rights and certain other rights. As part of Jeff’s negotiated departure, I purchased all of Jeff’s Class B shares in my personal capacity which I then converted along with the other shares of Class B Common Stock that I owned into shares of our Class A Common Stock. Following this conversion, we currently do not have any shares of Class B Common Stock outstanding. While continuing to own the shares of Class B Common Stock was beneficial to my overall position, I determined that it was in the best interests of the shareholders that we eliminate the outstanding dual class structure and therefore I voluntarily elected to eliminate my Class B shares.

In order to reduce costs, we have decided to cease our reporting status with the SEC (i.e., “going dark”). Practically, this means that after we file our 2021 10-K we will no longer be filing reports with the SEC. This does not mean that we cannot continue to report our financial results to investors on a quarterly basis and other interim communications. We expect these steps to result in significant annual savings as a result of reduced legal, accounting and filing fees. In addition, I have reduced my salary to $58,500 which is the New York City minimum for a non-exempt employee.

We are actively recruiting for two positions: an additional acquisition person and an experienced operations executive with extensive history in our verticals so we can make sure we are operating with best practices and make our companies as efficient as possible. Our primary focus is on identifying the right operations executive as soon as possible. We continue to be impacted by the tight labor market and are seeing persistent cost inflation across our non-labor inputs. We are raising wages and prices when possible and working with customers to address material inflation. There is no shortage of opportunities for us but they take time to develop. Each takes a lot of interpersonal engagement and due diligence, and we hope to report progress after the New Year.

Sincerely,

Peter Cohen

Executive Chairman and Chief Executive Officer